Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-92041, 333-181001 and 333-151022 on Form S-8 of our reports dated February 12, 2016, relating to the consolidated financial statements and financial statement schedule of World Wrestling Entertainment, Inc. and subsidiaries (the "Company"), which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of a new accounting standard, and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of World Wrestling Entertainment, Inc. for the year ended December 31, 2015.

/s/ Deloitte & Touche, LLP

Stamford, CT

February 12, 2016